CONTACT:  Don Wright, President/CEO
          Nick Gerde, Vice President/CFO
          Phone:    (509) 664-8000
          FAX:      (509) 664-6868




FOR IMMEDIATE RELEASE
---------------------

 PCT HOLDINGS, INC. SUBSIDIARY MERGES WITH MOREL INDUSTRIES, INC.

Second Major Expansion This Quarter To Increase Manufacturing and Sales


WENATCHEE, WASH -- December 13, 1995 -- PCT Holdings, Inc. (PCTH) announced today that one of its subsidiaries has merged with Morel Industries, Inc., a manufacturer of precision cast aluminum components for the transportation and aerospace industries. Morel will continue operating as a wholly-owned subsidiary of PCTH.

     "Morel's outstanding service to Washington manufacturers for nearly 85 years has enabled the company to build strong relationships with local companies producing heavy trucks, earth-moving equipment and aerospace products. The market for Morel's aluminum cast parts and components is expanding as more industries use these products for a broad range of equipment," said Don Wright, president and CEO of PCTH. "Our process is more cost effective than raw stock manufacturing and it conforms to endurance standards required for use in transportation equipment and well as sophisticated aerospace products."

     The merger is expected to increase production capacities and improve operating efficiencies for Morel and PCTH's subsidiary, Cashmere Manufacturing. Prior to the merger, PCTH was already providing precision machining capabilities for Morel products. "The two companies were producing products together for the same customer base," Wright explained. "The merger allows us to continue to serve those customers with greater efficiency and cost effectiveness -- a win-win for everybody."

     "This is the second major expansion of PCTH this quarter," Wright noted. "The addition of Morel will significantly increase sales for PCTH and its subsidiaries."

     PCTH and its subsidiaries design, manufacture, assemble and distribute precision electronic components for the aerospace, automotive, electronic, energy and medical equipment industries. PCTH owns over 25 patents and employs a number of proprietary manufacturing technologies. The Company is publicly traded on the NASDAQ SmallCap Market(SM) under the trading symbol "PCTH."